Exhibit 10.20

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) dated as of [DATE], 2020 is by and among Eugene Nonko (the “Executive”), QuoteLab, LLC, a Delaware limited liability company (the “Company”), and MediaAlpha, Inc., a Delaware corporation and ultimate parent of the Company (“Parent”).

WITNESSETH:

WHEREAS, the Company, QL Holdings LLC, a Delaware limited liability company (“QL Holdings”), QuoteLab Holdings, Inc. and the Executive are parties to that certain Employment Agreement, dated as of February 3, 2019 (the “Original Employment Agreement”);

WHEREAS, in connection with the initial SEC-registered, underwritten offering of Class A common stock of Parent (the “IPO”), the Company desires to continue the services and employment of the Executive, and the Executive desires to be employed by the Company, all in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, by entering into this Agreement, the Executive, the Company and Parent desire to supersede the Original Employment Agreement in its entirety, and following the Effective Date (as defined below), the Original Employment Agreement shall be of no further force or effect; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in Parent’s 2020 Omnibus Incentive Plan (as may be amended or restated from time to time, the “Omnibus Plan”).

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment with the Company.

2. Term. The term of employment of the Executive pursuant to this Agreement shall be for a term of three (3) years commencing as of the date on which the IPO becomes effective (the “Effective Date”), and shall be automatically extended thereafter for successive terms of three years each, unless any party hereto elects not to extend this Agreement by giving written notice to the other parties at least sixty (60) days prior to the expiration of the original or any extension term that this Agreement is not to be extended. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 5 hereof. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Employment Term.” For the avoidance of doubt, if the IPO does not become effective by [DATE], (i) this Agreement shall be null and void ab initio and of no force or effect, without any liability to any party hereto or to any other person, and (ii) the Original Employment Agreement shall continue to apply in full force and effect.

3. Duties and Responsibilities.

(a) The Executive shall serve the Company as its Chief Technology Officer, reporting directly to the Chief Executive Officer of the Company (the “CEO”) or his or her designee.

(b) The Executive shall be employed by the Company on a full-time basis and, during the Term, shall perform the duties and responsibilities, and shall have the powers and authority, as are normally associated with the office of Chief Technology Officer and shall have such other duties, responsibilities, power and authority as may be reasonably designated from time to time by the CEO or the Board of Directors of Parent (the “Board”).

(c) The Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company Group’s (as defined below) policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, the Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company Group’s efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

(d) During the Term, the Executive shall devote all his business time, attention and efforts, as well as his business judgment, skill and knowledge to the advancement of the business and the interests of the Company Group, and to the discharge of his duties hereunder; provided, however, that the Executive may make and manage passive personal investments on behalf of the Executive and his family, or engage in other activities for any civic or non-profit institution, provided that such activities do not conflict with the interests of the Company Group or otherwise interfere (other than in a de minimis respect) with the discharge of the Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Term, the Executive shall not devote any of his time or efforts to the development, advancement or operation of any other for-profit venture or activity.

4. Compensation.

(a) General. For all services rendered by the Executive to the Company, the Company shall pay or cause to be paid to the Executive the payments and benefits set forth in this Section 4.

(b) Base Salary. The Company shall pay the Executive a base salary at the rate of $534,000 per annum (as increased from time to time pursuant to this Section 4(b), “Base Salary”), payable in accordance with the Company’s regular payroll practices, as such practices may be modified from time to time. The Executive’s Base Salary shall be subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”) in January (and in no event later than the first quarter) of each year during the Employment Term following the Effective Date, and may be increased, but not decreased below its then current level, from time to time by the Board or the Committee.

(c) Annual Bonus. During the Term, the Executive shall be eligible to receive an annual cash incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 100% of the Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Committee in good faith in consultation with the Executive. The Annual Bonus, if any, shall be paid in a single lump sum during the calendar year following the calendar year with respect to which it is earned and as soon as reasonably practicable (but in any event, within thirty (30) days) following completion of the annual audit of the Company’s financial statements (on a consolidated basis) for the year to which the bonus relates, or such earlier date as is approved by the Board or the Committee, and any earned annual bonus shall not be subject to further vesting or, except as may be elected by the Executive in compliance with Code Section 409A (defined below), deferral.

(d) Equity Awards.

(i) Effective as of the Effective Date, Parent shall grant the Executive or his designee a restricted stock unit award with respect to Parent’s Class A common stock (the “IPO RSUs”) representing three percent (3.0%) of Parent’s common stock on an as-converted basis as of the Effective Date, subject to the terms of the Omnibus Plan and the award agreement provided to the Executive.

(ii) In addition, beginning with the first calendar year commencing after the twelve (12) month anniversary of the Effective Date, the Executive shall be eligible for annual equity awards, subject to the approval of the Board or the Committee, when annual equity awards are granted to other senior executives of the Company generally (such awards granted to the Executive, the “Annual Awards”). The Annual Awards shall be in the amounts and forms as determined by the Board or the Committee and shall be subject to the terms of the Omnibus Plan and the applicable award agreements approved by the Board or the Committee; provided, that the following terms shall apply:

(A) to the extent more favorable to the Executive, the terms and definitions in this Agreement shall govern and apply to the Annual Awards (including, without limitation, the definitions of “Cause” and “Good Reason”);

(B) to the extent more favorable to the Executive (but without duplication of any vesting credit provided under the applicable award agreement), subject to the Executive delivering to the Company a “Release” within the “Release Delivery Period” (each, as defined below), any Annual Awards that are subject solely to service-vesting conditions shall be treated as follows in case of a termination event described below (as applicable, the “Additional Vesting Credit”):

(I) in case of a termination of the Executive’s employment due to the Executive’s death or by the Company for Disability (as defined below), the portion of the Annual Award that would have become vested had the Executive’s employment continued for a period of twenty-four (24) months after the date of such termination shall vest upon (and effective as of) the date of such termination; and

(II) in case of a termination of the Executive’s employment by the Company without “Cause” or by the Executive for “Good Reason”, the portion of the award that would have become vested had the Executive’s employment continued for a period of eighteen (18) months after the date of such termination shall vest upon (and effective as of) the date of such termination; and

(C) to the extent more favorable to the Executive (but without duplication of any vesting credit provided under the applicable award agreement), any Annual Awards that are subject solely to service-vesting conditions shall, to the extent then unvested, become fully vested upon (and effective as of) a termination of the Executive’s employment (x) due to the Executive’s death or by the Company for Disability, (y) by the Company without “Cause” or by the Executive for “Good Reason” or (z) as a result of the Company’s or Parent’s non-extension of the Employment Term as provided in Section 2 hereof, but only if, in each case, the date of such termination occurs during the Change of Control Protection Period (as defined below) (the “Change of Control Vesting Credit”); provided, that if such termination date occurs during the Change of Control Protection Period and prior to the Change of Control, such accelerated vesting shall be subject to, and effective as of, the effective date of the Change of Control.

(e) Expenses. The Company shall reimburse the Executive for all reasonable expenses of types authorized by the Company and incurred by the Executive in the performance of his duties hereunder. The Executive shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. To the extent any reimbursements required pursuant to this Section 4(e) are taxable to the Executive, then for purposes of complying with the requirements of Code Section 409A, any such reimbursement shall be paid as soon as reasonably possible but, in any event, any reimbursement hereunder shall be made no later than the last day of the taxable year following the year in which the expense was incurred.

(f) Other Benefits. The Executive shall be eligible to participate in all employee benefits as are or may be generally provided by the Company to other full-time executives of the Company, to the extent permitted by law, and as such benefits may be modified from time to time by the Company.

(g) Indemnification. During the Employment Term and thereafter, the Executive shall be indemnified to the fullest extent under the organizational documents of the Company Group in respect of the Executive’s services as a director, manager and/or officer of the Company Group. During the Employment Term and thereafter, the Company Group or any successor to a member of the Company Group will also provide or cause the Executive to be provided with directors’ and officers’ liability insurance on terms that are no less favorable than the coverage provided to the other directors, officers and similarly situated officers of the Company. This Section 4(g) will survive the termination of this Agreement and the Executive’s employment with the Company.

5. Termination and Payments upon Termination.

(a) Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company Group shall have no further obligation to the Executive beyond the date employment is terminated, other than (x) the Additional Vesting Credit or Change in Control Vesting Credit, as applicable, and (y) the Company’s obligation to pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate (with the amounts due under Sections 5(a)(i), (iii) and (iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law), (i) any Base Salary earned but not paid through the date of termination; (ii) any Annual Bonus earned but unpaid with respect to any fiscal year preceding the fiscal year in which the date of termination occurs, payable on the date bonuses are paid to other senior executives of the Company; (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination (provided that such expenses and required substantiation and documentation are submitted within thirty (30) days following termination and that such expenses are reimbursable under the Company’s policy); (iv) any accrued but unused vacation time in accordance with Company policy; (v) all other payments, benefits or fringe benefits as may be provided under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; and (vi) and any other payments or benefits required by applicable law to be paid or provided to the Executive or his dependents (including under COBRA and any other similar state laws) (collectively, items (i) through (vi) of this Section 5(a) shall be hereafter referred to as the “Accrued Obligations”).

(b) Disability. A termination of the Executive’s employment hereunder shall occur at the option of the Company, in the event of the Executive’s Disability, upon thirty (30) days written notice from the Company to the Executive. “Disability” shall mean the Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable for 180 days (including weekends and holidays) in any 365-day period, all as determined by the Board in its reasonable good faith judgment. The Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss the Executive’s condition with the Company). If the Executive’s employment is terminated by reason of Disability, the Company Group shall have no further obligation to the Executive beyond the date employment is terminated other than for (x) the Accrued Obligations and (y) the Additional Vesting Credit or Change in Control Vesting Credit, as applicable.

(c) Expiration of Employment Term; Non-Extension of Agreement. The Executive’s employment and the Employment Term shall terminate upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company, Parent or the Executive pursuant to the provisions of Section 2 hereof. If the Executive’s employment and the Employment Term terminates upon expiration of the Employment Term due to a non-extension of the Agreement by the Company or Parent, and the effective date of such termination occurs during the Change of Control Protection Period, such termination shall be deemed a termination by the Company without Cause and a “Qualifying Termination” (as defined below).

(d) Termination by the Executive.

(i) The Executive shall have the right to terminate this Agreement voluntarily at any time, for any reason, including for Good Reason upon written notice to the Company. In the event of the Executive’s termination without Good Reason (including as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof), the Company Group shall have no further obligation to the Executive beyond the date employment is terminated other than for the Accrued Obligations.

(ii) The term “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected by the Company (or such other member of the Company Group, as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of such following events: (i) the Company reducing the amount of the Executive’s Base Salary or Target Bonus without the Executive’s consent; provided that an across-the-board reduction in the salary level or target bonus opportunities of the senior executives of the Company as a group by the same percentage amount and approved by the Board or the Committee, including at least one Founder Director (as defined in the Stockholders Agreement, dated as of the Effective Date, by and among Parent and the stockholders party thereto (as may be amended from time to time, the “Stockholders Agreement”)), will not constitute a reduction in the Executive’s Base Salary or Target Bonus, as applicable, (ii) the Company changing the Executive’s titles, reporting requirements or reducing his responsibilities materially inconsistent with the positions he holds, (iii) the Company changing the Executive’s place of work to a location more than twenty-five (25) miles from his present place of work or (iv) the Company materially breaching its obligations under this Agreement; provided that written notice of the Executive’s resignation for Good Reason must be delivered to the Company within thirty (30) days after the Executive’s actual knowledge of the occurrence of any such event and the Executive must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period described above in order for the Executive’s resignation with Good Reason to be effective hereunder.

(e) Termination by the Company.

(i) The Company shall have the right, subject to Section 3.7 of the Stockholders Agreement, to terminate the employment of the Executive at any time, for any reason, including for Cause, upon written notice to the Executive. In the event of a termination by the Company for Cause or as a result of the Company’s or Parent’s non-extension of the Employment Term as provided in Section 2 hereof (other than during the Change of Control Protection Period), the Company Group shall have no further obligation to the Executive beyond the date employment is terminated other than for payment of the Accrued Obligations.

(ii) The term “Cause” shall mean (i) the Executive’s (A) plea of guilty or nolo contendere to, or indictment for, any felony or (B) conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on Parent or any of its Subsidiaries (collectively, the “Company Group”), (ii) the Executive’s commitment of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against any member of the Company Group, (iii) the Executive’s failure for any reason after ten (10) days written notice thereof to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of any member of the Company Group, as communicated by the CEO or the Board, (iv) the Executive’s chronic absence from work, other than for medical reasons, or a breach of Section 3(d), unless approved by the Board in writing, (v) the Executive’s use of illegal drugs that has materially affected the performance of the Executive’s duties, (vi) gross negligence or willful misconduct in the Executive’s duties hereunder that has caused substantial injury to any member of the Company Group or (vii) the Executive’s breach of the Restrictive Covenants (as defined below) or any material breach of any proprietary or confidential information or assignment of inventions agreement between the Executive and any member of the Company Group (after taking into account any cure periods in connection therewith); unless, in each case, the event constituting Cause is curable, and has been cured by the Executive within ten (10) days of his receipt of written notice from the Company that an event constituting Cause has occurred and specifying the details of such event. For the avoidance of doubt, the occurrence of any event described in subsections (i) and (ii) above shall be deemed to be incurable by the Executive.

(f) Termination by Company without Cause or Termination by the Executive for Good Reason.

(i) If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason (each, a “Qualifying Termination”), in each case, outside of the Change of Control Protection Period, the Company Group shall have no further obligation to the Executive beyond the date employment is terminated, other than the Company’s obligation to pay or provide the Executive with the following:

(A) the Accrued Obligations;

(B) subject to (x) the Executive delivering to the Company and not revoking a signed general release of claims in favor of the Company in the form attached as Exhibit A hereto (the “Release”) within the Release Delivery Period (as defined below) and (y) the Executive’s not having materially violated his restrictive covenant obligations set forth in Section 7 hereof (the “Restrictive Covenants”), such violation determined pursuant to Section 5(h) hereof:

a. an amount equal to 1.5 times the Executive’s Base Salary at the rate in effect at the time of termination (not taking into account any reduction constituting Good Reason), payable in equal installments over the eighteen (18) month period following termination, in accordance with the normal payroll practices of the Company (the “Severance Payment Schedule”), which shall be paid beginning with the Company’s next regular payroll period on or following the Release Effective Date (as defined below) but shall be retroactive to first business day following the date of such termination, with any payments delayed pending the occurrence of the Release Effective Date to be payable in accordance with Section 5(f)(ii) hereof; provided, however, that to the extent a Change of Control that qualifies as a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of Parent within the meaning of Code Section 409A (a “409A Change of Control”) occurs following the Executive’s Qualifying Termination and during the portion of time covering the Severance Payment Schedule, any theretofore unpaid portion of the Executive’s severance payments under this Section 5(f)(i)(B)a shall be paid to the Executive in a single lump sum no later than ten (10) business days following the later of the Release Effective Date and the consummation of such 409A Change of Control;

b. an amount equal to the greater of (x) the Executive’s Target Bonus in respect of the year in which such termination occurs (not taking into account any reduction constituting Good Reason) and (y) the Executive’s Target Bonus in respect of the year in which such termination occurs (not taking into account any reduction constituting Good Reason) multiplied by a fraction, (1) the numerator of which shall equal the number of days elapsed between (and inclusive of) January 1 of the applicable year and the date of such termination, plus 183 days, and (2) the denominator of which shall equal the total number of days in such year, such pro rata Target Bonus to be payable over the Severance Payment Schedule at the same time that continued Base Salary is paid to the Executive in accordance with Sections 5(f)(i)(B)a and 5(f)(ii) hereof; provided, however, that to the extent a 409A Change of Control occurs following the Executive’s Qualifying Termination and during the portion of time covering the Severance Payment Schedule, any theretofore unpaid portion of the Executive’s pro rata Target Bonus under this Section 5(f)(i)(B)b shall be paid to the Executive in a single lump sum no later than ten (10) business days following the later of the Release Effective Date and the consummation of such 409A Change of Control;

c. the Additional Vesting Credit;

d. the payment of any and all withheld distributions under the Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings (as may be amended or restated from time to time, the “LLC Agreement”); and

e. subject to (1) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) the Executive’s continued co-payment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Company contributions to the premium cost of the Executive’s coverage and that of his eligible dependents under the Company’s group health plan in which the Executive participates at the rate it contributed to the Executive’s premium cost of coverage on the date of termination, for a period of eighteen (18) months following the date of such termination or, if earlier, until the date the Executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 5(f)(i)(B)e to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii) The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s termination (the “Release Delivery Period”). All payments and benefits delayed pending delivery of the Release (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum following the date on which the Release becomes effective and no longer subject to revocation (the “Release Effective

Date”), and any remaining payments and benefits due under this Section 5(f) following the Release Effective Date shall be paid or provided in accordance with the normal payment dates specified for them herein; provided that if the Release Delivery Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year.

(g) Change of Control Qualifying Termination. This Section 5(g) shall apply if the Executive’s Qualifying Termination (including a termination upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or Parent, as provided in Section 2 hereof) occurs (i) during the three (3)-month period immediately preceding, or (ii) the twelve (12)-month period immediately following, a Change of Control (as defined in the Omnibus Plan) (such period of time, the “Change of Control Protection Period”). In the event of any such Qualifying Termination during the Change of Control Protection Period, the Executive shall receive (i) the payments and benefits set forth in Section 5(f) (subject to the terms and conditions set forth therein), except that, if the Change of Control is a 409A Change of Control, any theretofore unpaid portion of the severance amount set forth in Section 5(f)(i)(B)a and Section 5(f)(i)(B)b shall be payable in a single lump sum no later than ten (10) days following the later of the Release Effective Date and the consummation of such 409A Change of Control and (ii) the Change of Control Vesting Credit.

(h) Compliance with Restrictive Covenants. If the Board determines in good faith that the Executive has materially violated any of the Restrictive Covenants, any rights of the Executive to receive severance pursuant to this Agreement or otherwise shall immediately cease, and the Company shall be entitled to demand that any severance previously paid to the Executive shall be immediately payable by him to the Company; provided, that if the Executive challenges such determination by written notice to the Company, the Company’s recoupment of the portion of severance previously paid shall be subject to a determination by a court of competent jurisdiction, in a final, non-appealable, verdict, that the Executive has materially violated any of the Restricted Covenants. If, however, a court of competent jurisdiction determines, in a final, non-appealable, verdict, that the Executive has not materially violated any of the Restricted Covenants, then the full amount of the severance held back pursuant to this Section 5(h) shall be immediately payable by the Company to the Executive and the recoupment of the portion of severance previously paid shall not apply. For the avoidance of doubt, this paragraph will not diminish any remedies that the Company may have, including the right of the Company to claim and recover damages in addition to injunctive relief.

(i) Survival of Certain Provisions. Notwithstanding the termination of the Executive’s employment hereunder, provisions of this Agreement (including Section 7 hereof) shall survive any termination of this Agreement as so provided herein. In addition, any obligations of the Company Group to the Executive arising out of the Executive’s status as an equityholder of any member of the Company Group, pursuant to any agreement between the Executive and the applicable member of the Company Group in respect thereof (including, without limitation, the LLC Agreement; the Stockholders Agreement; the Tax Receivables Agreement, dated as of the Effective Date, by and among Parent and QL Holdings, White Mountains Investments (Luxembourg) S.à r.l. and the other parties thereto; the Registration Rights Agreement, dated as of the Effective Date, by and among Parent and certain stockholders party thereto; the Exchange Agreement, dated as of the Effective Date, by and among Parent, QL Holdings, Guilford Holdings, Inc. and the Class B-1 Members of QL Holdings; and the Reorganization Agreement, dated as of the Effective Date, by and among Parent, QL Holdings and the other parties thereto), shall survive the termination of the Employment Term for any reason.

6. Successors.

(a) Company’s Successors. The Executive may not assign or transfer this Agreement or any of his rights, duties or obligations hereunder. Parent or the Company, as applicable, may assign this Agreement to any Affiliate thereof, or to any person or entity acquiring all or substantially all of the assets or business (by merger or otherwise) of Parent or the Company or any such Affiliate, so long as such person, entity or Affiliate assumes the obligations hereunder of Parent or the Company, as applicable.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive’s death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7. Restrictive Covenants.

(a) Confidential Information. During the course of the Executive’s employment with any member of the Company Group (including any predecessors), the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment with any member of the Company Group (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that, unless precluded by law, the Executive provides the Company Group with prior notice of the contemplated disclosure and cooperates with the

Company Group at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, prospective future employers solely for the purpose of disclosing the Executive’s taxable income and limitations on the Executive’s conduct imposed by the provisions of this Section 7 who, in each case, agree to keep such information confidential.

(b) Non-Competition. The Executive covenants during the Executive’s employment or other service relationship with any member of the Company Group, the Executive shall not, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, other than ownership of one percent (1%) or less of the equity of a publicly-traded company, or permit his name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in (A) the Business (as defined below) or any other business being conducted by any member of the Company Group or (B) any other business, product or service of the Company Group that is in the process of being formed or is the subject of a then current strategic plan or reflected in the then current annual budget or under active discussion by the Board and with respect to which the Executive is actively engaged or has learned or received confidential information, in the case of (A) or (B), as of the date of termination of the Executive’s employment with the Company (the “Restricted Business”). The Executive acknowledges and agrees that the Restricted Business is conducted worldwide and that more narrow geographical limitations of any nature on this non-competition covenant (and the covenant set forth in Section 7(c)) are therefore not appropriate. For purposes of this Section 7, “Business” means the development and/or implementation of advertising-related technologies, strategies, solutions and/or services to facilitate advertising transactions involving potential purchasers of insurance, travel or financial, education or home services, media companies and/or service providers, including, but not limited to, the operation of “owned and operated” lead sourcing sites, publisher-side demand management and/or optimization platforms, demand-side platforms, and/or the MediaAlpha exchange, on both an open and closed market basis in connection with such advertising-related technologies, strategies, solutions and/or services.

(c) Non-Hire; Non-Solicitation. The Executive covenants that, until the second anniversary of the date of termination of the Executive’s employment or other service relationship with any member of the Company Group, the Executive shall not, directly or indirectly, (A) hire any Person who then is or, within the previous six (6) months was, an employee, contractor, service provider or consultant of any member of the Company Group, solicit the employment or engagement of services of any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to any member of the Company Group, or (B) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with any member of the Company Group. Notwithstanding the foregoing, general advertisements or solicitations not specifically targeting, and not made with the intent to target, employees, contractors, service providers or consultants of the Company Group will not be deemed a violation of this Section 7(c).

(d) Permitted Disclosures. Notwithstanding anything therein to the contrary, nothing in this Agreement is intended to limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended), and this Agreement will be interpreted in such manner. In addition, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e) Reasonableness of Restrictions.

(i) The Executive acknowledges that the restrictions contained in this Section 7 are reasonable restraints upon the Executive and further acknowledges any violation of the terms of the covenants contained in this paragraph could have a substantial detrimental effect on the Company Group. The Executive has carefully considered the nature and extent of the restrictions imposed upon him and the rights and remedies conferred upon the Company under the provisions of this Section 7 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company Group, do not stifle the Executive’s inherent skill and experience, would not operate as a bar to the Executive’s sole means of support, and are fully required to protect the legitimate interest of the Company Group and do not confer a benefit upon the Company Group disproportionate to the detriment of the Executive.

(ii) The Executive agrees that any damages resulting from any violation by the Executive of any of the covenants contained in this Section 7 will be impossible to ascertain and for that reason agrees that the Company (or other applicable member of the Company Group) shall be entitled to an injunction without the necessity of posting bond, from any court of competent jurisdiction restraining any violation of any or all of said covenants, either directly or indirectly, and such right to injunction shall be cumulative and in addition to whatever other remedies the Company (or other applicable member of the Company Group) may have.

(iii) If any portion of the covenants contained in this Section 7 are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and as to geographical area, and each month of the period shall be deemed to be a separate period of time. In the event any court determines the specified time period or geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary or not against public policy may be enforced against the Executive.

(iv) The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 7, but shall be litigated separately.

8. Miscellaneous.

(a) Modification; Governing Law. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive, the Company and Parent. No waiver by any party hereto at any time of any breach by the other parties hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other parties shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

(b) Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party in person, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, overnight delivery requested, by telecopier (provided that confirmation of transmission is retained by the party giving notice) or by electronic mail addressed as follows:

If to the Executive:

Eugene Nonko

At the address last on the records of the Company

With copies to:

Kirkland & Ellis LLP

2049 Century Park East

Suite 3700

Los Angeles, CA 90067

Attention: Hamed Meshki

Email: hmeshki@kirkland.com

Facsimile: (213) 808-8145

Attention: Michael Krasnovsky, P.C.

Facsimile: (212) 446 4900

If to the Company or Parent:

MediaAlpha, Inc.

700 S. Flower St., Suite 640

Los Angeles, CA 90017

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person by telecopier or by electronic mail, three (3) business days after being sent by mail, or the next business day after being sent by overnight courier.

(c) Withholding. The Company (or other applicable member of the Company Group) shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required to be deducted or withheld under any federal, state or local law or regulation, or in connection with any Company Group employee benefit plan in which the Executive participates and which mandates a contribution, assessment or co-payment by the participants therein.

(d) Tax Characterization. The Company, Parent and the Executive agree that for all income tax purposes, the Executive shall not be treated as an “employee,” but instead any amounts required to be included in income by the Executive, including, but not limited, amounts paid or deemed paid to the Executive pursuant to Section 4(b) and 4(e) hereof shall be characterized as a “guaranteed payment” under Section 707(c) of the Code by QL Holdings to the Executive.

(e) Section 409A Compliance.

(i) The Company and the Executive intend that the benefits and payments described in this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Neither the Company nor any other member of the Company Group shall in any event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Code Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive, the Company and Parent of the applicable provision without violating the provisions of Code Section 409A.

(ii) To the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section

409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8(e)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(f) Executive’s Cooperation. During the Term and thereafter, the Executive shall cooperate with any member of the Company Group in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by Parent or the Company (including, without limitation, the Executive being available to Parent or the Company upon reasonable notice for interviews and factual investigations, appearing at Parent’s or the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Parent or the Company all pertinent information and turning over to Parent or the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event Parent or the Company requires the Executive’s cooperation in accordance with this paragraph, Parent or the Company, as applicable, shall reimburse the Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts. In addition, unless prohibited by applicable law, rule or regulation, Parent or the Company, as applicable, shall pay the Executive an hourly fee, in an amount (rounded to the nearest whole cent) determined by dividing the Executive’s Base Salary as in effect on the date of termination (but without giving effect to any reduction that gave rise to Good Reason) by 2,080, for post-employment services rendered by the Executive in complying with this Section 8(f).

(g) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i) Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, effective as of the Effective Date, fully supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of such matters, including, without limitation, the Original Employment Agreement. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

EXECUTIVE:

Eugene Nonko

QUOTELAB, LLC

By:
Name:
Title:

MEDIAALPHA, INC.

By:
Name:
Title:

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is entered into by Eugene Nonko (“Employee”) in exchange for the consideration set forth on Appendix A. Employee hereby agrees as follows:

1. Release.

(a) Employee, on behalf of Employee and Employee’s heirs, spouse, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges each member of the Company Group (defined below) and each of its predecessors, successors and assigns, and each of their respective past, present and future employees, officers, directors, agents, owners, partners, members, equity holders, shareholders, representatives, attorneys, insurers and benefit plans (collectively, the “Released Parties”), from all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Employee has or may have against the Released Parties from the beginning of time through the date upon which Employee signs this Agreement, including, but not limited to, those Claims: (i) arising from or in any way related to Employee’s employment or termination of employment with any of the Released Parties; (ii) arising from or in any way related to any agreement with any of the Released Parties, including under that certain Employment Agreement to which Employee is a party and pursuant to which this Agreement is being executed and delivered (the “Employment Agreement”); and/or (iii) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Employee or in which Employee may participate, in each case, including, but not limited to, (x) any Claims for an alleged violation of any federal, state or local laws or regulations, to the extent permitted by applicable law, including, but not limited to, the Age Discrimination in Employment Act, California Civil Code and the California Fair Employment and Housing Act; (y) any Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior; and (z) any Claims for wages, commissions, incentive pay, vacation, paid time off, expense reimbursements, severance pay and benefits, retention pay, benefits, notice pay, punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses. As used herein, “Company Group” means, collectively, QuoteLab, LLC, a Delaware limited liability company (the “Company”), and MediaAlpha, Inc., a Delaware corporation (“Parent”), and each of its subsidiaries.

(b) Employee represents that Employee has not made assignment or transfer of any right or Claim covered by this Agreement and Employee represents that Employee is not aware of any such right or Claim. Employee further affirms that he has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any of the Released Parties in any forum or form and that he knows of no facts which may lead to any Claim, complaint or action being filed against any of the Released Parties in any forum by Employee or by any agency, group, or class of persons. Employee further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any of the Released Parties on behalf of Employee, Employee will request such agency or court to withdraw the matter.

(c) Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts, and Employee understands the provisions of California Civil Code Section 1542 and hereby expressly waives any and all rights, benefits and protections of the statute, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d) This Agreement is not intended to bar any rights or Claims by Employee (i) that may not be waived by private agreement under applicable law, such as rights or Claims for workers’ compensation or unemployment insurance benefits, (ii) with respect to his rights to “Accrued Obligations” (as defined under the Employment Agreement) and the payments and benefits set forth on Appendix A hereto, (iii) under the Company’s 401(k) plan (if any), (iv) with respect to directors’ and officers’ liability insurance coverage or indemnification rights (if any), (v) arising out of Employee’s rights, if any, in his capacity as a direct or indirect holder of Units (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC (as may be amended from time to time, the “LLC Agreement”)) in accordance with the LLC Agreement and the applicable plan and award agreements evidencing such Units or (vi) arising out of Employee’s rights, if any, as an equityholder of the Company Group and pursuant to any agreement between Employee and any member of the Company Group in respect thereof (including, without limitation, the LLC Agreement; the Stockholders Agreement, dated as of the Effective Date (as defined in the Employment Agreement), by and among Parent and the stockholders party thereto; the Tax Receivables Agreement, dated as of the Effective Date, by and among Parent and QL Holdings LLC, White Mountains Investments (Luxembourg) S.à r.l. and the other parties thereto; the Registration Rights Agreement, dated as of the Effective Date, by and among Parent and certain stockholders party thereto; the Exchange Agreement, dated as of the Effective Date, by and among Parent, QL Holdings LLC, Guilford Holdings, Inc. and the Class B-1 Members of QL Holdings LLC; and the Reorganization Agreement, dated as of the Effective Date, by and among Parent, QL Holdings LLC and the other parties thereto).

(e) Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties. Nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2. Consultation/Voluntary Agreement. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing this Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement. Employee is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Agreement.

3. Review and Revocation Period.

(a) Employee has been given at least twenty-one (21) calendar days to consider the terms of this Agreement, although Employee may sign it sooner, so long as it is after Employee’s last day of employment with the Company.

(b) Employee will have seven (7) calendar days from the date on which such Employee signs this Agreement to revoke Employee’s consent to this Agreement. Such revocation must be in writing and must be e-mailed to the Company’s General Counsel. Notice of such revocation must be received within the seven (7) calendar days referenced above.

(c) In the event of such revocation by Employee, this Agreement shall be null and void in its entirety and Employee shall not have any rights to the consideration set forth on Appendix A hereto. Provided that Employee does not revoke this Agreement within the time period set forth above, this Agreement shall become effective on the eighth (8th) calendar day after the date upon which Employee signs it.

4. Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict either party or their respective attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Company or Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Without limiting the foregoing, nothing in this Agreement prohibits Employee from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.

5. Nondisparagement. Employee shall not, directly or indirectly, disparage any member of the Company Group or any of its employees, officers, directors, partners, members, equity holders, shareholders or other owners, or any of its or their businesses, products, operations or practices. The Company shall not, and shall instruct its directors and executive officers (and those of its subsidiaries or affiliates) not to, directly or indirectly, disparage the Employee. Notwithstanding the foregoing, nothing in this Agreement shall preclude the making of truthful statements that are required by applicable law, regulation or legal process.

6. Return of Property. Employee represents that Employee has returned to the Company all of the Company’s property, including, but not limited to, all computer equipment, Company cars, property passes, keys, credit cards, business cards, identification passes, documents, business information market studies, financial data, memoranda and/or confidential, proprietary or nonpublic information.

7. Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Agreement.

8. Third-Party Beneficiaries. Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Agreement and have the right to enforce this Agreement.

9. No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Parties of any improper or unlawful conduct.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

11. Entire Agreement; No Oral Modifications. This Agreement sets forth Employee’s entire agreement with the Company with respect to the subject matter hereof and shall supersede all prior and contemporaneous communications, negotiations, agreements and understandings, written or oral, with respect thereto. This Agreement may not be modified, amended or waived unless mutually agreed to in writing by Employee and the Company.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the below-indicated date.

EMPLOYEE

(Signature)

Print Name: __________________________

Date: ________________________________[1]

[1]	To be dated no earlier than the Last Day of Employment and no later than 52 days after the Last Day of Employment.

APPENDIX A2

1	Employee Name:	[TO COME]

2	Last Day of Employment:	[TO COME]

3	Date By Which Release Must Be Signed and Returned:	[TO COME]

4	Severance Amount:	$__________, payable [in equal installments over the 18-month period following the Last Day of Employment (as stated above), in accordance with the normal payroll practices of the Company].

5	[Other]:	[TO COME]

*	All amounts are subject to applicable payroll taxes and authorized withholdings.

[2]	Table to include full list of any severance payments on any other benefits (including treatment of equity awards) to be provided in connection with Employee’s separation.